UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Avocent Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2007 Annual Meeting of Stockholders of Avocent Corporation, a Delaware corporation, will be held at our international corporate offices in Shannon, Ireland, located at Avocent House, Shannon Free Zone, Shannon, County Clare, Ireland, on Thursday, July 26, 2007, at 4:00 p.m. Irish time, for the following purposes:

1.                                       To elect three Class I directors to serve until the annual meeting of our stockholders in 2010;

2.                                       To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the current fiscal year ending December 31, 2007; and

3.                                       To transact such other business as may properly come before the meeting, or any postponement or adjournment of the annual meeting.

Only stockholders of record at the close of business on May 31, 2007, are entitled to notice of, and to vote at, the 2007 Annual Meeting of Stockholders and any adjournment or postponement of this annual meeting.  A list of these stockholders is kept at the office of our transfer agent, American Stock Transfer & Trust Company.  All stockholders are cordially invited to attend the annual meeting, and a live webcast of the meeting will be available on Thursday, July 26, 2007, at 10:00 a.m. Central time on our website, www.Avocent.com.  However, to assure your representation at the meeting, you are urged to mark, sign, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.  You may also be able to submit your proxy over the Internet or by telephone.  For specific instructions, please refer to the information provided with your proxy card.

Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors,

Samuel F. Saracino
Secretary

Huntsville, Alabama

April 24, 2007

YOUR VOTE IS VERY IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE

MEETING, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY AS

PROMPTLY AS POSSIBLE IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE.

4991 Corporate Drive

Huntsville, Alabama 35805

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on July 26, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

Date, Time, and Place

This Proxy Statement is furnished to the stockholders of Avocent Corporation, a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at the 2007 Annual Meeting of Stockholders to be held at our international corporate offices in Shannon, Ireland, located at Avocent House, Shannon Free Zone, Shannon, County Clare, Ireland, on Thursday, July 26, 2007, at 4:00 p.m. Irish time, and any and all postponements or adjournments of this annual meeting, for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders.

A live webcast of the annual meeting will be available at 10:00 a.m. Central time on Thursday, July 26, 2007, at www.Avocent.com.  A replay of that webcast will be available through August 24, 2007.

These proxy solicitation materials were first mailed on or about June 8, 2007, to all stockholders entitled to vote at the annual meeting.  Our principal executive offices are located at 4991 Corporate Drive, Huntsville, Alabama 35805.

Purposes of the Annual Meeting

The purposes of the annual meeting are to:

•                  Elect three Class I  directors to serve until the annual meeting of our stockholders in 2010;

•                  Ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the current fiscal year ending December 31, 2007; and

•                  Transact such other business as may properly come before the annual meeting, or any postponement or adjournment of the annual meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our corporate secretary or our transfer agent, American Stock Transfer & Trust Company, a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

Record Date and Share Ownership

Stockholders of record at the close of business on May 31, 2007, the record date, are entitled to receive notice of, and to vote at, the annual meeting.  On April 13, 2007, 50,662,866 shares of our common stock, and no shares of our preferred stock, were issued and outstanding, held of record by approximately 300 stockholders.  For information regarding security ownership by principal stockholders and management, see the section below entitled, “Security Ownership by Principal Stockholders and Management.”

Voting and Solicitation; Quorum

Each share held as of the record date is entitled to one vote.  A quorum for the transaction of business at the annual meeting requires the presence, in person or by proxy, of a majority of the votes eligible to be cast by holders of the shares of common stock issued and outstanding on the record date.

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business.  However, broker non-votes will not be counted for the purpose of determining the number of shares entitled to vote with respect to a proposal on which the broker has expressly not voted.  Thus, broker non-votes will not affect the outcome of the voting on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.

The solicitation of proxies will be conducted by mail, and we will bear all attendant costs.  These costs will include the expense of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials regarding the annual meeting to such beneficial owners.  Certain of our directors, officers, and regular employees, without additional compensation, may also solicit proxies, personally or by telephone, email, or facsimile.

Stockholder Proposals for the Next Annual Meeting

Any stockholder proposal to be presented at our next annual meeting of stockholders must be received at our offices no later than February 8, 2008, in order to be considered for inclusion in our proxy materials for such meeting.  Any such proposals must be submitted in writing, addressed to the attention of our corporate secretary at 9911 Willows Road N.E., Redmond, Washington 98052, Attention: Corporate Secretary, and must otherwise comply with our Bylaws and the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

Our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our Proxy Statement, to be brought before an annual meeting of stockholders.  In general, nominations for the election of directors or proposals for other business may be made by the Board of Directors or by any stockholder entitled to vote who has delivered written notice to our corporate secretary not less than 90 days in advance of the annual meeting, which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.  In the event that less than 100 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholders must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.  A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to our corporate secretary.  All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to our corporate secretary at 9911 Willows Road N.E., Redmond, Washington 98052, Attention: Corporate Secretary.

“Householding” of Proxy Materials

We have adopted a procedure approved by the U.S. Securities and Exchange Commission (“SEC”) called “householding.”  Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one set of our proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.  We believe this will provide greater convenience for our stockholders, as well as cost savings for us, by reducing the number of duplicate documents that are sent to your home.

Stockholders who participate in householding will continue to receive separate proxy cards.  Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding and currently receive multiple copies of our proxy materials with other stockholders of record with whom you share an address or if you hold stock in more than one account, and in either case you wish to receive only a single copy of these documents for your household, please contact our corporate secretary at 9911 Willows Road N.E., Redmond, Washington 98052, Attention: Corporate Secretary, or by telephone at (425) 861-5858.

If you participate in householding and wish to receive a separate copy of our Annual Report on Form 10-K or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our corporate secretary at the address or telephone number indicated above and we will promptly deliver to you separate copies of these documents.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

PROPOSAL ONE

ELECTION OF CLASS I DIRECTORS

Our Certificate of Incorporation provides that our Board of Directors is to be divided into three classes of directors, designated as Class I, Class II, and Class III.  Our Board of Directors currently consists of eight members, with three members in each of Classes I and II, and two members in Class III.  Upon the expiration of the term of a class of directors, nominees for that class are elected to serve for a term of three years and until their respective successors have been elected and qualified.  The current terms of the three Class I directors, William H. McAleer, David P. Vieau, and Doyle C. Weeks, expire upon the election and qualification of the directors to be elected at the annual meeting.  Following the recommendation of our Nominating and Governance Committee, our Board of Directors has nominated Messrs. McAleer, Vieau, and Weeks for reelection to the Board of Directors at the annual meeting, to serve until the annual meeting of stockholders to be held in 2010.  The terms of the Class II and Class III directors expire at the annual meetings of stockholders to be held in 2008 and 2009, respectively.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of Messrs. McAleer, Vieau, and Weeks to the Board of Directors.  The nominees have consented to serve as our directors if elected.  If, at the time of the annual meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board of Directors.  The Board of Directors has no reason to believe that any of the nominees will be unable, or will decline, to serve as a director.

Set forth below is certain information furnished to us by the director nominees and by each of the incumbent directors whose terms will continue following the annual meeting.

Class I Directors

William H. McAleer, 56, has been one of our directors since July 2000.  Mr. McAleer is currently Managing Director of Voyager Capital, a venture firm that provides funding to private information technology companies.

David P. Vieau, 57, has been one of our directors since April 2001.  Since March 2002, Mr. Vieau has been the President and Chief Executive Officer of A123Systems, Inc., a privately-held company that develops advanced power technologies for portable communications and computer systems.  From January 2001 to March 2002, he was a consultant and private investor.

Doyle C. Weeks, 61, has been one of our directors since July 2000.  Mr. Weeks has been President and Chief Operating Officer since February 2005.  Prior to that he was our Executive Vice President of Group Operations and Business Development from July 2000 to January 2005.

Class II Directors

John R. Cooper, 59, has been one of our directors since July 2000, and was elected as Chairman of our Board of Directors in April 2003.  Mr. Cooper has been our Chief Executive Officer since March 2002 and also served as our President from March 2002 through January 2005.

Harold D. “Harry” Copperman, 60, Mr. Copperman has been one of our directors since November 2002.  Mr. Copperman is currently President and Chief Executive Officer of HDC Ventures, Inc., a management and investment group focusing on enterprise systems, software, and services, a position he has held since March 2002.  From January 2001 to March 2002, he was a consultant and private investor.  Mr. Copperman is also a director of Epicor Software Corporation, a provider of enterprise software solutions for mid-market companies, and AXS-One Inc., a provider of records compliance management solutions.

Edwin L. Harper, 62, has been one of our directors since July 2000, and was elected as our Lead Independent Director in April 2003.  Since February 2005, Mr. Harper has served as Chief Executive Officer and Chairman of WhiteCell Software, Inc., a network security company.  From March 2001 to January 2005, Mr. Harper was a consultant and private investor.  Mr. Harper is also a director of Ditech Networks, Inc., a telecommunications equipment supplier.

Class III Directors

Francis A. “Fran” Dramis, Jr., 59, has been one of our directors since November 2002.  Mr. Dramis is currently Chief Executive Officer of F. Dramis, LLC, a technology consulting company.  Until January 2007, Mr. Dramis was Chief Information - E-Commerce & Security Officer for BellSouth Corporation, a telecommunications company based in Atlanta, Georgia.  Mr. Dramis has held a variety of positions at BellSouth, which he joined in December 1998.  Mr. Dramis is also a director of webMethods, Inc., which provides business process integration services.

Stephen F. Thornton, 67, has been a member of our Board of Directors since July 2000, and was Chairman of our Board of Directors from July 2000 to April 2003.  Mr. Thornton was our President and Chief Executive Officer from July 2000 to March 2002.

Vote Required and Board of Directors Recommendation

The three nominees receiving the greatest number of votes of the shares present and entitled to vote at the annual meeting will be elected as directors.

The Board of Directors recommends that stockholders vote “FOR” the election of Messrs.  McAleer, Vieau, and Weeks to the Board of Directors.

PROPOSAL TWO

TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS

OUR INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2007

Our Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to conduct an audit in accordance with generally accepted auditing standards of our financial statements for the fiscal year ending December 31, 2007.  A representative of that firm is expected to be present at the annual meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires.  The Audit Committee has discussed with PricewaterhouseCoopers its independence from us and our management, and this discussion included consideration of the matters in the written disclosures required by the Independence Standards Board and the potential impact that non-audit services provided to us by PricewaterhouseCoopers could have on its independence.  This appointment is being submitted for ratification at the meeting.  If not ratified, the Audit Committee will reconsider this appointment, although the Audit Committee will not be required to appoint different independent auditors.  PricewaterhouseCoopers has served as our independent auditors since July 2000.

Fees Billed to Us by PricewaterhouseCoopers during Fiscal 2006

Audit Fees

Fees and related expenses for the 2006 and 2005 fiscal year audits by PricewaterhouseCoopers of our annual financial statements and its review of the financial statements included in our quarterly reports on Form 10-Q totaled $1,596,083 and $965,771, respectively.

Audit-Related Fees

For the years 2006 and 2005, PricewaterhouseCoopers billed us $52,988 and $512,686, respectively, for its services related to acquisitions, consultations on accounting issues, and other audit-related matters.

Tax Fees

For the years 2006 and 2005, PricewaterhouseCoopers billed us $0 and $0, respectively, for professional services related to preparation of our tax returns and $191,000 and $4,737, respectively, for tax consulting.

All Other Fees

For the years 2006 and 2005, PricewaterhouseCoopers billed us $0 and $0, respectively, for other services.

Policy on Audit Committee Pre-Approval of Fees

In its pre-approval policy, the Audit Committee has authorized our Chief Executive Officer or our Chief Financial Officer to engage the services of PricewaterhouseCoopers with respect to the following services:

•                  audit related services that are outside the scope of our annual audit and generally are (i) required on a project, recurring, or one-time basis, (ii) requested by one of our business partners (e.g., a review or audit of royalty payments), or (iii) needed by us to assess the impact of a proposed accounting standard;

•                  audits of the annual statutory financial statements required by the non-US governmental agencies for our overseas subsidiaries;

•                  accounting services related to potential or actual acquisitions or investment transactions that if consummated would be reflected in our financial results or tax returns (this does not include any due diligence engagements, which must be pre-approved by the Audit Committee separately); and

•                  other accounting and tax services that are expected to result in fees of less than $25,000 per project, such as routine consultations on accounting and/or tax treatments for contemplated transactions.

Notwithstanding this delegation of pre-approval authority, the Audit Committee is informed of all audit and non-related services performed by PricewaterhouseCoopers.  The foregoing pre-approval authority relates only to engagements where the fees for services in connection with any such engagement are expected to be less than $25,000.  The Audit Committee has also delegated to its chairman the authority to pre-approve or disapprove any of the engagements as well as any engagements not listed above up to $100,000 per project where the fees for services are expected to be between $25,000 and $100,000 per project.  Any such decisions by the chairman must be presented to the Audit Committee at the next scheduled meeting.  Any engagements where the fees for services are expected to exceed $100,000 per project must be pre-approved by a vote of the Audit Committee.  The Audit Committee has considered the non-audit services provided to us by PricewaterhouseCoopers and has determined that the provision of such services is compatible with PricewaterhouseCoopers’s independence.

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve this proposal.

The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2007, and the Board of Directors recommends that stockholders vote “FOR” ratification of this appointment.

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2006

The Audit Committee oversees the financial reporting process of Avocent Corporation (“Avocent” or the “Company”) on behalf of the Company’s Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the annual report with management, including a discussion of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm that is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, an opinion on management’s assessment of internal controls over financial reporting, and an opinion on the Company’s internal controls over financial reporting, its judgments about Avocent’s accounting principles and the other matters required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (Communications with Audit Committees, as amended).  In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP its independence from the Company and from the Company’s management, and this discussion included consideration of the matters in the written disclosures required by Independence Standards Board Standard No. 1 that were received by the Audit Committee from PricewaterhouseCoopers LLP and the potential impact the non-audit services provided by PricewaterhouseCoopers could have on its independence.

The Audit Committee discussed with PricewaterhouseCoopers the overall scope and plans for its audits.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits and quarterly reviews, its observations regarding the Company’s internal controls, and the overall quality of the Company’s financial reporting.  There were twelve meetings of the Audit Committee during 2006.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the 2006 audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

William H. McAleer, Chairman

Harold D. Copperman

Edwin L. Harper

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors and Committee Meetings

During 2006, our Board of Directors met seventeen times.  There were two meetings of the Acquisition and Strategy Committee, twelve meetings of the Audit Committee, eleven meetings of the Compensation Committee, and one meeting of the Nominating and Governance Committee during 2006.  Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees, if any, on which such director served, except Stephen F. Thornton, who attended 70% of the meetings of the Board of Directors.  Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, our directors are encouraged to attend.  Four of our directors attended the last annual meeting of stockholders.

Determinations Regarding Director Independence

The Board of Directors has determined that each of Harold D. Copperman, Francis A. Dramis, Jr., Edwin L. Harper, William H. McAleer, Stephen F. Thornton, and David P. Vieau is an “independent director” as that term is defined in NASDAQ Marketplace Rule 4200(a)(15).  In this Proxy Statement, these six directors are referred to individually as an “Independent Director” and collectively as “Independent Directors.”  The Independent Directors generally meet in executive session at each quarterly Board meeting.

The Board of Directors has also determined that each member of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee meets the independence standards applicable to those committees prescribed by the NASDAQ, the Securities and Exchange Commission (the “SEC”), and the Internal Revenue Service.

Finally, the Board of Directors has determined that William H. McAleer, the Chairman of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

Code of Conduct

Our Board of Directors adopted a Code of Conduct for all our officers, directors, and employees on April 22, 2004.  The Code of Conduct details the responsibilities of all our officers, directors, and employees to conduct our affairs in an honest and ethical manner and to comply with all applicable laws, rules, and regulations.  The Code of Conduct addresses issues such as general standards of conduct, avoiding conflicts of interest, communications, financial reporting, safeguarding our assets, responsibilities to our customers, suppliers, and competitors, and dealing with governments.  The Code of Conduct is available on our website at www.Avocent.com.

Corporate Governance Guidelines

We have also adopted Corporate Governance Guidelines that outline, among other things, the role of the

Board of Directors, the qualifications and independence of Directors, the responsibilities of management, the Board, and the Board committees, Board evaluation and compensation, management succession, CEO evaluation, and limitations on the authority of executive management.  The Corporate Governance Guidelines are also available on our website at www.Avocent.com.

Lead Independent Director

In April 2003, the Independent Directors selected Edwin L. Harper as the Lead Independent Director.  As such, Mr. Harper presides at meetings of the Independent Directors, and has the other responsibilities prescribed in the Lead Independent Director Responsibility Statement that was adopted by our Board and is available on our website at www.Avocent.com.

Committees of the Board of Directors

During 2006, our Board of Directors had four standing committees:  the Acquisition and Strategy Committee, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.  All of the committee charters, as adopted by our Board of Directors, are available on our website at www.Avocent.com.  The functions performed by each committee and the members of each committee are described below.

Acquisition and Strategy Committee.  The Acquisition and Strategy Committee oversees our strategic direction and our acquisitions strategy and reviews specific acquisition proposals.  The current members of the Acquisition and Strategy Committee are Harold D. Copperman (Chairman), Francis A. Dramis, Jr., Edwin L. Harper, and William H. McAleer.

Audit Committee.  The Audit Committee reviews with our independent registered public accounting firm the scope, results, and costs of the annual audit and our accounting policies and financial reporting.  Our Audit Committee has (i) direct responsibility for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, (ii) established procedures for handling complaints regarding our accounting practices, (iii) authority to engage any independent advisors it deems necessary to carry out its duties, and (iv) appropriate funding to engage any necessary outside advisors.  The current members of the Audit Committee are William H. McAleer (Chairman), Harold D. Copperman, and Edwin L. Harper.  The Audit Committee report is set forth above.  The Audit Committee reviews and reassesses the adequacy of its Charter on an annual basis.

Compensation Committee.  The Compensation Committee oversees our compensation and benefits practices and programs.  The current members of the Compensation Committee are David P. Vieau (Chairman), Harold D. Copperman, and Edwin L. Harper.  The Compensation Committee Report is set forth in the “Compensation of Executive Officers and Related Information – Compensation Discussion and Analysis” section later in this Proxy Statement.

Nominating and Governance Committee.  The Nominating and Governance Committee reviews candidates and makes recommendations of nominees (in consultation with the Lead Independent Director) for the Board of Directors.  The Committee also oversees our corporate governance and compliance activities.  See the section above entitled “Stockholder Proposals for the Next Annual Meeting” and our Bylaws for the proper proposal procedures.  The current members of the Nominating and Governance Committee are Francis A. Dramis, Jr. (Chairman), Harold D. Copperman, and David P. Vieau.

Director Nomination Policy

The Nominating and Governance Committee has adopted a policy with respect to the consideration of director candidates recommended by stockholders.  Pursuant to the policy, any stockholder may nominate a director candidate by following the procedures described in the section above entitled “Stockholder Proposals for the Next Annual Meeting” and as prescribed in our Bylaws.  In addition, stockholders who have held at least 5% of our outstanding stock for at least one year may submit recommendations for candidates to be considered for nomination by our Nominating and Governance Committee.  In order to make a recommendation to the Committee, a stockholder must deliver a written request to our corporate secretary which satisfies the notice, information, and consent requirements set forth in the “Policies and Procedures for Director Candidates” of the Nominating and Governance Committee, which can be found on our website at www.Avocent.com.

The Nominating and Governance Committee will evaluate the qualifications of all director recommendations that are properly submitted by stockholders, management, members of the Board of Directors, and to the extent deemed necessary, third-party search firms.  We have in the past paid a third party to assist us in identifying, evaluating, and screening potential candidates for nomination to the Board of Directors, and we may do so in the future.  In assessing potential candidates, the Nominating and Governance Committee considers relevant factors, including, among other things, issues of character, judgment, independence, expertise, diversity of experience, length of service, and other commitments.  In addition, the Committee considers the suitability of each candidate, taking into account the current members of the Board of Directors, in light of the current size and composition of the Board of Directors.  After completion of its evaluation of candidates, the Nominating and Governance Committee will recommend a slate of director-nominees to the Board of Directors.

Stock Ownership Guidelines

In April 2006, our Board of Directors approved stock ownership guidelines for our directors and senior corporate officers.  Under these ownership guidelines, our non-employee Board members are expected to own our common stock with a value equal to at least their annual Board retainer.  In addition, our Chief Executive Officer is expected to own our common stock with a value equal to at least three times his base salary, our President and Chief Operating Officer is expected to own our common stock with a value equal to at least one and one-half times his base salary, and our senior officers are expected to own our common stock with a value equal to at least the officer’s base salary.  These ownership levels are to be achieved over a period of time by requiring each director or officer to retain a significant portion of any awards of our restricted stock award until such time as the required minimum ownership level is reached.

In the case of both officers and directors, shares owned are to be valued annually on the vesting date of any restricted stock award at the value of the shares on that vesting date.  Shares owned by the officer or director in excess of the minimum required stock ownership value can be sold in the discretion of the officer or director, subject to normal trading guidelines imposed by us from time to time.  The stock ownership guidelines do not apply to awards of performance shares that are earned only when specific performance-based requirements have been met.

Communications With the Board

Stockholders wishing to communicate with our Board of Directors should send their communications in writing to the attention of our General Counsel and Secretary at Avocent Corporation, 9911 Willows Road, N.E., Redmond, WA 98052.  Our General Counsel and Secretary will review the communication, and if the communication is determined to be relevant to our operations, policies, or procedures (and not vulgar, threatening, or of an inappropriate nature not relating to our business), the communication will be forwarded to our Lead Independent Director.  If the communication requires a response, our General Counsel and Secretary will assist our Lead Independent Director (or other Directors) in preparing the response.

Compensation of Directors

We pay our non-employee directors an annual cash fee of $35,000 for their service on our Board of Directors and its committees.  In addition, we pay our Lead Independent Director an additional annual fee of $35,000, the Chairman of our Audit Committee an additional annual fee of $10,000, and the Chairmen of our other Committees of the Board of Directors an additional annual fee of $5,000 each.  During 2006, we paid $1,500 for attendance in person or by telephone at our regular quarterly meetings of the Board and its committees.  During 2006, we also paid $1,500 for attendance in person or by telephone at Audit Committee meetings and $1,000 for attendance in person or by telephone at other Board of Directors meetings or other committee meetings.  We also reimburse our directors for travel and other necessary business expenses incurred in the performance of their services for us.

During 2006, each of our six non-employee directors (Messrs. Copperman, Dramis, Harper, McAleer, Thornton, and Vieau) was granted restricted stock awards of 6,742 shares with 3,371 shares vesting on each of January 1, 2007 and January 1, 2008.  The option and restricted stock agreements we have with our Independent Directors specify that, in the event of a “change in control” of Avocent, any outstanding options held by each such director shall become fully vested and immediately available for exercise and any outstanding but unvested shares of restricted stock will also become fully vested.  Future equity award agreements we have with our directors may contain comparable “change in control” provisions under which any outstanding equity awards become fully vested and immediately available.  For this purpose, a “change in control” is deemed to occur if (i) any person acquires beneficial ownership of our securities entitling such person to exercise twenty-five percent (25%) or more of the combined voting power of our then outstanding stock, (ii) within any twenty-four (24) month period, individuals who were Directors at the beginning of any such period, together with any other Directors first elected as our Directors pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Directors in office immediately prior to any such election, cease to constitute a majority of our Board of Directors, or (iii) our stockholders approve any sale, lease, exchange, liquidation, or other transfer of all or substantially all of our assets or any consolidation or merger in which Avocent is not the continuing or surviving corporation or pursuant to which shares of our common stock would be converted into cash, securities, or other property.

The following table shows compensation information for our current non-employee directors for 2006.

Director Compensation Table
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Harold D. Copperman	85,500	104,924	—	—	—	—	190,424
Francis A. Dramis, Jr.	66,500	104,924	—	—	—	—	171,424
Edwin L. Harper	118,500	104,924	—	—	—	—	223,424
William H. McAleer	80,000	104,924	—	—	—	—	184,924
Stephen F. Thornton	53,000	104,924	—	—	—	—	157,924
David P. Vieau	71,500	104,924	—	—	—	—	176,424

(1)          The amounts listed in this column reflect retainer and meeting fees for fiscal 2006 regardless of when paid.

(2)          The amounts listed in this column do not reflect compensation actually received by the directors.  Instead, the amounts listed are the compensation costs recognized by us in fiscal 2006 for equity awards as determined pursuant to Statement of Financial Accounting Standards No. 123R (“SFAS 123R”).  The assumptions used to calculate the value of option awards are set forth under Notes 2 and 14 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2006 filed with the SEC on March 1, 2007.  As of December 31, 2006, each non-employee director had outstanding 6,742 shares of restricted stock, with 3,371 shares vesting on each of January 1, 2007 and January 1, 2008.  In addition, as of December 31, 2006, each non-employee director had outstanding the following number of stock options, all of which are vested:

Director	Stock Options
Mr. Copperman	44,200
Mr. Dramis	14,200
Mr. Harper	69,200
Mr. McAleer	55,200
Mr. Thornton	389,200
Mr. Vieau	44,200

EXECUTIVE OFFICERS

The following table sets forth information regarding the individuals who served as our executive officers as of Apri1 20, 2007:

Name	Age	Position

John R. Cooper*	59	Chairman and Chief Executive Officer
Doyle C. Weeks*	61	President and Chief Operating Officer
C. David Perry	52	Executive Vice President and General Manager of the Avocent Management Systems Division
Douglas E. Pritchett	51	Executive Vice President of Corporate Strategy
Samuel F. Saracino	56	Executive Vice President of Legal and Corporate Affairs, General Counsel, and Secretary
Edward H. Blankenship	42	Senior Vice President of Finance, Chief Financial Officer, and Assistant Secretary
Stephen M. Daly	42	Executive Vice President and General Manager of the Avocent LANDesk Division
Kieran MacSweeney	50	Senior Vice President and General Manager of the Avocent Desktop Solutions Division and Managing Director of Avocent International
Eugene F. Mulligan	42	Senior Vice President of Global Operations
Christopher L. Thomas	51	Executive Vice President and Chief Technical Officer

*              See “Proposal One — Election of Directors” for biographies of the executive officers who are also on our Board of Directors.

C. David Perry has been our Executive Vice President and the General Manager of our Management Systems Division since January 2006, our Executive Vice President of Global OEM Markets from February 2005 to December 2005, our Senior Vice President of Global Marketing and OEM Sales from May 2003 to January 2005, our Senior Vice President of OEM Sales from April 2002 to May 2003, and our Vice President of OEM Sales from July 2000 to April 2002.

Douglas E. Pritchett has been our Executive Vice President of Corporate Strategy since February 2007, our Executive Vice President of Marketing from July 2005 to January 2007, our Executive Vice President of Finance, Chief Financial Officer, and Assistant Secretary from February 2005 to July 2005, and our Senior Vice President of Finance, Chief Financial Officer, Treasurer, and Assistant Secretary from July 2000 to February 2005.

Samuel F. Saracino has been our Executive Vice President of Legal and Corporate Affairs, General Counsel, and Secretary since February 2005 and our Senior Vice President of Legal and Corporate Affairs, General Counsel, and Secretary from July 2000 to January 2005.

Edward H. Blankenship has been our Senior Vice President of Finance, Chief Financial Officer, and Assistant Secretary since July 2005.  From July 2002 to July 2005, he was our Vice President of Finance and Chief Accounting Officer.  Prior to that he was a Partner with PricewaterhouseCoopers LLP from 1998 to June 2002.

Stephen M. Daly has been our Executive Vice President and General Manager of our LANDesk Division since January 2007, our Senior Vice President of Corporate Strategy from February 2005 to December 2006, and our Vice President of Embedded Solutions from November 2003 to January 2005.  From October 2002 to November 2003, he was Chairman and CEO of Soronti, Inc., a company that manufactured remote access hardware which we acquired in November 2003.  Prior to that, he was Director of Marketing, Systems Management Division, of Intel Corporation, a hardware manufacturer, since 1992.

Kieran MacSweeney has been our Senior Vice President and the General Manager of the Avocent Desktop Solutions Division and Managing Director of Avocent International since January 2006, our Senior Vice President of Global Corporate Quality and Managing Director of Avocent International since February 2005 and our Senior Vice President and Managing Director of International Operations from July 2000 to January 2005.

Eugene F. Mulligan has been our Senior Vice President of Global Operations since January 2006, our Senior Vice President of Operations, Redmond, from February 2005 to December 2005, our Vice President of West Coast Operations from November 2001 to January 2005, our Director of Redmond Operations from November 2000 to October 2001, and our Manufacturing Engineering Manager from July 2000 to October 2000.  Prior to that, he held the same position at Apex since April 2000.

Christopher L. Thomas has been our Executive Vice President and Chief Technical Officer since June 2006, our Senior Vice President and Chief Technical Officer from January 2006 to May 2006, and our Senior Vice President of Engineering from July 2000 to December 2005.

COMPENSATION OF EXECUTIVE OFFICERS AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Compensation Program

The Avocent Corporation Compensation Committee (the “Committee”) is responsible for establishing and monitoring our general compensation policies and plans.  The Committee is elected by our Board of Directors and comprised of three independent non-employee directors.  The Committee reviews and determines all compensation of our executive officers, serves as the Administrator under our 2005 Equity Incentive Plan, reviews and approves all equity awards to our executive officers, and generally consults with management about our employee compensation program.

The Charter of the Compensation Committee reflects these responsibilities, and our Board of Directors periodically reviews and, if necessary, revises the Charter.  The Committee generally meets quarterly and at other scheduled times during the year.  Significant compensation decisions are typically discussed and deliberated at several meetings to allow for consideration of alternative courses of action, the review of additional or supplemental information, and thoughtful analysis of the issues.  During 2006, the Committee met eleven times.

The Philosophy and Objectives of Our Compensation Program

The principal objective of our compensation program is to attract, retain, and motivate talented executives and key employees critical to our growth and long-term success and the creation of stockholder value.  The Committee’s other objectives are (i) to create a total compensation package that is externally competitive, internally equitable, performance based, and aligned with the creation of stockholder value, (ii) to provide affordable levels of compensation for each executive officer and key employee in exchange for expected levels of performance and results, and (iii) to ensure that the total compensation levels are reflective of our performance and provide executives and key employees with the opportunity to receive above-market total compensation for exceptional business performance (but with below-market total compensation for substandard business performance).

Compensation Consultants

The Committee’s Charter gives the Committee the authority to retain compensation consultants and other professional advisors to assist the Committee in its work.  For the past two years, the Committee has retained an independent compensation consultant, who has reported directly to the Committee.  In late 2005, the Committee contacted several different independent compensation consultants, and discussed the Committee’s philosophy and review process with each of these consultants.  The Committee ultimately engaged Radford Surveys + Consulting, a division  of Aon Corporation (“Radford”), as the Committee’s independent compensation consultant.  Radford was engaged to assist the Committee in (i) reviewing our salary and compensation structure, (ii) reviewing our director compensation program, and (iii) establishing our compensation policies and program for 2006.  Radford was also engaged to assist the Committee in reviewing and establishing compensation for 2007.

Role of Our Executive Officers in Compensation Decisions

Our Chief Executive Officer participates in some of the Committee discussions and decisions regarding salaries and incentive compensation for employees, except that he is excluded from discussions of or voting on his own salary, bonus, or other compensation.  Our President, our Chief Financial Officer, our General Counsel and Secretary, and members of our Finance and Human Resources Departments typically provide data, reports, and analyses to the Committee, and generally support the Committee in its work.  As part of the Committee’s annual review process, our Chief Executive Officer and our President, sometimes with the assistance of our other executive officers, prepare recommendations for the Committee regarding annual base salaries, corporate and individual business and financial objectives, incentive bonuses, equity awards, and other compensation matters for all employees.  In making executive compensation decisions, the Committee considers these recommendations but also meets in sessions not attended by members of management, and the Committee is solely responsible for approving all matters related to the compensation of executive officers.

The Annual Compensation Process

The performance of our executive officers and our executive compensation policies and program are reviewed and revised on an annual basis by the Committee.  The Committee generally begins its review in the last quarter of each calendar year, and the process carries over into the following calendar year.

In the last quarter of 2005, following the approval of the 2005 Equity Incentive Plan by our stockholders in June of 2005, the Committee initiated the process for establishing our 2006 compensation program with a comprehensive review of the compensation program then in effect.  During its review, the Committee spent a great deal of time considering how to blend our traditional operational objectives with longer-term strategic objectives, particularly in light of our acquisition strategy.  With the assistance of Radford, the Committee considered all aspects of our then-current compensation program including base salary, total cash compensation (both actual and targeted), long-term incentive compensation, and total direct compensation.  In addition, the Committee considered various alternative types of long-term incentive compensation awards, including stock options, restricted stock, performance shares, and other equity arrangements.  In determining compensation levels for our executive officers (including our Chief Executive Officer), the Committee also reviewed and considered the competitive market data supplied by Radford on sixteen peer companies, other compensation information from Radford’s database, and competitive compensation data obtained from other sources.

The peer group companies consisted of 3Com Corporation, Adaptec, Inc., ADTRAN, Inc., Brocade Communications Systems, Inc., Emulex Corporation, Extreme Networks, Inc., F5 Networks, Inc., Finisar Corporation, Foundry Networks, Inc., Juniper Networks, Inc., McData Corporation, MRV Communications, Inc., Netgear, Inc., Plantronics, Inc., Polycom, Inc., and QLogic Corp.  Radford also supplied the Committee with competitive market data from its executive surveys on forty-two computer peripheral, networking, and software companies with $300 million to $700 million in annual revenue.

Within this comparative framework, the Committee then reviewed corporate, business unit, and individual performance in 2005 and expected performance in 2006.  In determining 2006 compensation, the Committee also reviewed several reports and other data summarizing for each executive officer the total dollar value of annual compensation for prior years, current and historical base salary data, incentive bonuses in previous years, prior stock option awards, and competitive data.  The Committee ultimately adopted, based on Radford’s recommendations, a compensation package for each executive officer comprised of three elements: (i) an annual base salary, (ii) an annual incentive cash bonus based on the achievement of certain pre-established financial and performance goals for 2006 for Avocent and for the executive officer, and (iii) a long-term equity-based incentive award consisting of restricted stock and performance shares that is designed to strengthen the mutuality of interests between our executive officers and our stockholders.

The Elements of our Executive Compensation Program

Annual Base Salary

In general, the Committee’s goal is to position executive officer base salaries and to target total cash compensation of executive officers (consisting of base salary plus short-term cash incentives) at the fiftieth percentile of the peer group companies.  The Committee’s review in early 2006 revealed that average 2005 base salaries of our executive officers was below the fiftieth percentile, while overall 2005 actual total cash compensation (base salary plus actual bonus paid) was at the fiftieth percentile and 2005 targeted total cash compensation also approximated the fiftieth percentile.  Based on this data, for 2006 the Committee increased the base salaries of our executive officers to reflect traditional annual increases, promotions, changes in responsibilities, and competitive factors and to move base salaries closer to market levels and to prevent them from falling further behind the targeted fiftieth percentile.

Within these targeted peer group percentile goals, the Committee established each executive officer’s base salary level primarily on the basis of the individual’s qualifications and relevant experience, the strategic goals for which the executive has responsibility, the executive’s future potential, and the amount necessary to retain the executive.  The Committee did not assign individual weights to any of these factors, but used them collectively to make its compensation determinations.

The Committee adjusts base salaries each year to take into account the individual’s performance and to maintain a competitive salary structure.  In determining 2007 compensation levels, the Committee consulted, but did not formally engage, Radford to assist the Committee.  For 2007, Mr. Cooper, our Chairman and Chief Executive Officer, recommended increases of four to five percent for our executive officers. Mr. Cooper also recommended additional increases of $25,000 for Mr.  Mulligan and $10,000 for Mr. Blankenship to reflect their increased responsibilities and to bring them more in line with market levels in the peer group.  The Committee accepted these recommendations and concluded that the increases were appropriate for each executive officer.  The Committee approved the following 2007 base salaries for the Named Executive Officers:

Named Executive Officer	2007 Base Salary
Mr. Cooper	$523,000
Mr. Blankenship	$261,000
Mr. Weeks	$418,000
Mr. Perry	$314,000
Mr. Mulligan	$255,000

Incentive Bonuses

Incentive bonuses are awarded by the Committee based on objective and subjective standards.  In awarding executive bonuses, the Committee considers our success in achieving specific strategic objectives and financial goals, including revenue growth and earnings growth, and each executive officer’s success in achieving certain individual goals and objectives.  There is no specific formula the Committee uses to allocate between current and long-term compensation.  Instead, the Committee endeavors to tie a significant portion of each executive officer’s cash compensation to our achievement of pre-established short-term financial and strategic objectives and to the individual executive officer’s achievement of pre-established short-term corporate objectives for the individual executive officer.  In addition, as previously noted, the Committee’s goal is to target total cash compensation of executive officers

(consisting of base salary plus short-term incentive bonus) at the fiftieth percentile of the peer group companies.  The Committee also has the authority to adjust bonuses based on its evaluation of an executive’s performance during a year.

The 2006 incentive bonus program for executive officers was designed to reward executive officers on a sliding scale basis for annual performance that is above and beyond reasonable performance.  The 2006 incentive bonus program was targeted at 100% of base salary for our Chief Executive Officer, 70% of base salary for our President, and 60% of base salary for our other senior executives.  The calculation of 2006 executive bonuses was initially determined based in part on the achievement of specific corporate-wide business and financial objectives that were approved by our Board of Directors.  In determining the objectives for 2006, the Board considered a variety of objectives, including strategic objectives and financial performance objective such as revenue, revenue growth, earnings, earnings growth, earnings per share, divisional or unit earnings or earnings growth, and similar performance measures.

Our Board of Directors ultimately approved corporate-wide business and financial objectives for the 2006 incentive bonus program related to the development and introduction of new products, revenue mix and contributions, acquisition integration, and other strategic matters.  These corporate-wide business and financial objectives were applicable to all executive officers (and constituted 70% of the targeted total bonus potential).  In addition, the Committee approved specific business and/or financial goals for each executive officer (which constituted 30% of the targeted total bonus potential).  At the time these objectives were determined and approved, the Committee believed that the goals would be difficult to achieve but that the objectives were achievable with significant effort on the part of our executive officers.

The Committee was of the view, however, that any bonus payments for 2006 should be contingent upon our overall financial performance for 2006 as measured by revenue and earnings per share.  The Committee therefore incorporated a financial component into the 2006 incentive program that was to be used as a multiplier with a range of 0% to 150% to deny or limit the originally-targeted bonuses set forth above based on lesser financial performance or to increase the originally-targeted bonuses based on exceptional financial performance.

This financial component was based on specified levels of growth in our operational revenue (which for us is income prior to intangible amortization, stock compensation expense, and acquired in-process research and development expense) and specified levels of growth in our operational earnings per share in 2006 (after deducting executive bonuses net of tax benefits) over the base operational revenue and operational earnings per share in 2005.  There were adjustments for acquisitions on a pro-rata basis, and any transaction expenses from transactions that did not close were excluded from the calculation of operational earnings per share.  Each of the two performance metrics was weighted equally in calculating the percentage of the targeted bonus actually earned for 2006.  Depending on the levels of growth in our 2006 operational revenue and 2006 operational earnings per share over 2005, an executive officer could have earned a percentage from 0% to 150% of the targeted bonus initially determined.  As a result, the maximum award under the 2006 incentive bonus program for executive officers was 150% of base salary for our Chief Executive Officer, 105% of base salary for our President, and 90% of base salary for our other executive officers.

In early 2007, the Committee reviewed our financial performance for 2006 and examined whether the previously-approved financial, corporate, and individual objectives had been meet.  The incentive bonus awards for 2006 awarded by the Committee to the Named Executive Officers are as follows:

Named Executive Officer	Amount
Mr. Cooper	$616,964
Mr. Blankenship	$177,103
Mr. Weeks	$342,991
Mr. Perry	$220,272
Mr. Mulligan	$161,981

The Committee also awarded Mr. Perry an additional cash bonus of $50,000 for 2006 in connection with the performance of our Management Systems Division during 2006.

Long-Term Incentive Compensation

The Committee endeavors to align the interests of our executive officers with those of our stockholders, and long-term incentive compensation is a key element of our compensation program for executive officers.  In general, the Committee’s objective is to position the value of the long-term incentive compensation granted to executive officers at the fiftieth percentile of the value offered by the peer group companies.  The Committee is not, however, required to adhere strictly to this guideline and may vary the size of the equity award to each executive officer as it determines the circumstances warrant.

Prior to 2006, we had historically used stock options as a key component in our executive and employee compensation programs.  We did this in order to align our employees’ interests with the interests of our stockholders, encourage employee retention, and provide a competitive compensation package.  The stock option awards by the Committee were designed to give the recipients a significant equity stake and thereby closely align their interests with those of our stockholders.  The stock option awards were also designed to provide executive officers and other key employees with incentives to maximize long-term stockholder value.  Factors considered by the Committee in making stock option awards typically included the individual’s position with us, the executive’s performance and responsibilities, and internal comparability considerations.  In addition, primarily for executive officer retention purposes, the Committee established certain general guidelines in making option grants to executive officers in an attempt to target a fixed number of unvested option shares based upon each individual’s position and the individual’s existing holdings of unvested options.

Prior to 2006, each option grant allowed the executive officer to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years).  The options typically vested in periodic installments over a three-year or four-year period, contingent upon the executive officer’s continued employment with us.  The option grants therefore provided value to the executive officer only if the executive remained employed by us and only if the market price of our common stock appreciated over the option term.

Starting in 2006, however, new accounting regulations under Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) required us to record a charge to earnings for employee and director stock option grants.  In early 2005, the Committee recommended, our Board of Directors adopted, and our stockholders approved our 2005 Equity Incentive Plan (the “2005 Plan”).  The 2005 Plan allowed us to grant a wider range of equity awards (including restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, dividend equivalents, and deferred stock units) than was permitted under our former stock option plans.

In view of SFAS 123R and its requirement that stock option compensation expense be recognized in the income statement rather than as a footnote disclosure, in 2005 our Board of Directors approved a plan to accelerate the vesting of all underwater stock options that would otherwise be unvested at the end of 2005.  Effective on December 25, 2005, the vesting of all then unvested stock options with an exercise price of $25.14 or more (the closing price of our common stock on the date of the Board’s action) was accelerated. This acceleration allowed us to avoid compensation expenses of approximately $13 million.

In considering the long-term incentive compensation program design for 2006, the Committee considered the perspectives of stockholders (interested in value creation and stock performance but concerned about dilution, transparency, and good corporate governance), executives and employees (interested in a balance between risk and reward, job satisfaction, career opportunities, and corporate success), the Board of Directors (interested in aligning executive compensation with the creation of stockholder value, executive pay-for-performance and retention, regulatory compliance, and good corporate governance), and third party regulatory bodies such as the SEC, the Financial Accounting Standards Board (“FASB”), and NASDAQ (interested in compliance with applicable laws and rules).

Given this mix of perspectives and the impact that SFAS 123R would have on long-term incentive compensation by requiring us to record a charge to earnings for stock option grants made in 2006, the Committee considered and discussed several types of equity awards for long-term incentive compensation.  The alternatives considered included stock options, stock appreciation rights settled in stock, indexed stock options, restricted stock, deferred or restricted stock units, performance shares, and performance cash units.  The Committee also considered the multitude of combinations that were possible using each type of these equity awards depending on the vesting treatment (over time or for performance) and the forms of settlement (cash or stock).

The Committee next analyzed the accounting impact of each of these types of long-term incentive compensation awards under SFAS 123R.  The Committee also evaluated each type of equity award against factors such as:

•                  our long-term incentive objectives (increasing pay for performance as evidenced by revenue growth, profit improvement, stock price, market share, maximizing executive retention, improving corporate governance, reducing expense, and minimizing dilution);

•                  regulatory implications (including NASDAQ stockholder approval rules, FASB expensing rules, deferred compensation tax rules, and implications under the Sarbanes Oxley Act of 2002);

•                  stockholder considerations (concerns about dilution and value transfer, having a pay-for-performance linkage, long-term incentive treatment during change in control or severance situations, and the transparency of pay decisions); and

•                  logistical constraints (accounting cost limits, stockholder dilution, having reasonable long-term performance goals, flexibility under existing equity plans, and the ability to obtain stockholder approval).

The Committee focused on the effectiveness of each type of long-term incentive award to drive our financial goals, to retain executive talent, to maximize employee perceived value, to increase our stock price, to respond to stockholder demand for performance linkage, and to minimize stockholder dilution.

The Committee then analyzed the rate at which companies in the peer group issue options and the corresponding dilution impact to establish a competitive stock usage rate.  The Committee concluded that our historic stock usage rate was consistently lower than our peers.  The Committee also noted that it had not made its traditional annual award of stock options in 2005 pending the approval of our 2005 Plan (and had instead made only a partial award of stock options in August 2005).  As a result, the Committee concluded that the number of stock options granted to our executive officers in 2005 and the value of the stock options granted to executive officers in 2005 (using the Black-Scholes methodology) were both below the twenty-fifth percentile of peer group companies, with the result that overall total direct compensation (total cash compensation plus long-term incentive value) was at the twenty-fifth percentile.  The Committee concluded that this was less than the targeted goal of the fiftieth percentile of the peer group companies.

Because of stockholder concerns about dilution, the Committee next addressed the types of equity awards to use, the amount of value for each type, and the mix or allocation among different types of equity awards.  The Committee calculated the equity value of our historical annual stock option awards and compared that value to the various types of alternative equity awards.  The Committee determined that a three-to-one options-to-restricted stock conversation ratio was appropriate to model the financial trade off between our historical use of stock options and the Committee’s consideration of full value awards such as restricted stock and performance shares.  The Committee also determined that, due to the increased risk of forfeiture when performance vesting is used, a premium of thirty percent should be applied to performance shares.

With this data, the Committee then modeled several alternative mixes of long-term incentive packages for 2006 including:

•                  use of only stock options;

•                  a mix of stock options and restricted stock;

•                  a mix of restricted stock and performance shares;

•                  a mix of stock options, restricted stock, and performance shares; and

•                  use of only performance shares.

The Committee concluded that a mix of restricted stock and performance shares would best meet its goals.  The Committee also concluded that the restricted stock portion would provide strong retention incentive, while the performance share portion would provide a focus on achieving financial or non-financial metrics.  The Committee was of the view that strong financial performance by our executive officers would generally be reflected by an increase in our stock price over time while substandard performance in our performance would generally be reflected by a decrease in our stock price over time.  Accordingly, the Committee concluded that the upside and downside potential of restricted stock and performance shares provided a better alignment between executive officer performance and executive compensation.  Since the value of the restricted stock and performance share awards would depend upon our future financial performance and stock price, the Committee believed these equity awards would provide an incentive to our executive officers to foster our success.  Finally, the Committee concluded that this mix offered the lowest amount of stockholder dilution while still achieving the desired results of the program.

The Committee then compared dilution calculations and projected value calculations to determine the desired mix between restricted stock and performance shares, the applicable vesting periods for the restricted stock and performance shares, and the performance criteria or triggers for the performance shares.  Based on its review, the Committee in April 2006 approved a one-time award of restricted stock to executive officers designed to make-up for the absence of our traditional annual award of stock options in 2005.  The Committee determined that these awards would vest over two years (i.e. fifty percent of the restricted stock award would vest on January 1 of each of 2007 and 2008).  The Committee also approved in April 2006 restricted stock awards to executive officers and certain key employees in 2006 that vest over three years (i.e. one-third of the restricted stock award would vest on January 1 of each of 2007, 2008, and 2009).  The Committee anticipates that it will make restricted stock awards on an annual basis.

These 2006 restricted stock awards were designed to allow an executive officer to acquire common stock contingent on the executive officer’s or key employee’s continued employment with us.  Restricted shares granted to executive officers that vest are subject to our stock ownership guidelines, which are detailed above in the “Corporate Governance and Board Matters” section of this Proxy Statement, aligning the interests of our executive officers with those of our stockholders.

The 2005 Plan authorizes the Committee to determine the goals applicable for performance-based awards using one or more measures that are designed to meet the “performance-based compensation” requirements of Section 162(m) of the Internal Revenue Code.  Thus, the Committee may make awards of performance shares under the 2005 Plan that will be earned if certain performance metrics (such as revenue, revenue growth, earnings per share, earnings per share growth, operational earnings, operational earnings growth, operational earnings per share, or operational earnings per share growth) are met.  Once a particular performance metric is met, the shares would then vest over a specified period designated by the Committee.

In April 2006, the Committee awarded performance shares under the 2005 Plan to our executive officers at specified targeted levels measured by revenue and earnings per share.  As with awards under our incentive bonus program, the Committee determined that the number of performance shares actually earned by each participant would be based on specified levels of growth in our operational revenue and specified levels of growth in our operational earnings per share in 2006 over the base operational revenue and operational earnings per share in 2005.  There were again adjustments for acquisitions on a pro-rata basis, and any transaction expenses from transactions that did not close were excluded from the calculation of operational earnings per share.  Depending on the levels of growth in our 2006 operational revenue and 2006 operational earnings per share over 2005, participants would earn a percentage from 0% to 150% of their targeted performance-based awards.  Each of the two performance metrics would be weighted equally in calculating the percentage of performance shares actually earned by each participant, and if earned, the performance shares would vest over three years (including 2006).

As with the objectives for the incentive bonus program, at the time these objectives were determined and approved, the Committee believed that the goals would be difficult but achievable with significant effort.  If earned, our executive officers will vest in these performance shares only if they continue their employment with us.

In early 2007, the Committee reviewed our operational revenue and earnings per share growth for 2006, and performance shares were awarded at that time.  The Committee awarded the following number of performance-based shares to the Named Executive Officers for 2006:

Named Executive Officer	Number of Performance Shares Awarded for 2006
Mr. Cooper	19,098
Mr. Blankenship	6,366
Mr. Weeks	14,323
Mr. Perry	9,549
Mr. Mulligan	6,366

One-third of these awards vested when earned on February 2, 2007, and one-third will vest on each of January 1, 2008 and January 1, 2009.

Perquisites

Our executive officers (including the Named Executive Officers) participate in the medical, dental, vision, and insurance plans generally available to all employees.  In addition, our executive officer are entitled to an annual physical examination that is more extensive than that provided under our standard medical plans.  We also maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation, and all our employees (including the Named Executive Officers) are eligible to receive matching contributions that are subject to vesting over time.  As detailed in the Summary Compensation Table, Mr. Mulligan received a home relocation benefit during 2006 in connection with his relocation to Huntsville.  We do not provide our executive officers with other perquisites such as personal club memberships, vacation houses or apartments, entertainment accounts, or similar perks.

Compensation of the Chief Executive Officer

In establishing the 2006 compensation package for John R. Cooper, our Chairman and Chief Executive Officer, the Committee engaged Radford to review and assess our executive compensation policies and philosophies and equity compensation.  Upon completion of that study, both the Committee and the Board of Directors met with Radford representatives, and the Board (without the presence of Mr. Cooper) discussed his compensation package.  Following these deliberations by both the Committee and the Board of Directors, the Board of Directors (upon the recommendation of the Committee) approved a base salary for 2006 of $500,000 for Mr. Cooper.  Mr. Cooper was awarded an incentive bonus of $616,964 under the incentive bonus program described above following our achievement of previously specified objectives for 2006 related to the development and introduction of new products, revenue mix and contributions, acquisition integration, and other strategic matters.  During 2006, Mr. Cooper was awarded 43,872 shares of restricted stock, 17,634 shares of which vested on January 1, 2007, 17,634 shares of which will vest on January 1, 2008, and 8,602 shares of which will vest on January 1, 2009.  During 2006, Mr. Cooper was also granted an award of up to 25,161 performance shares to be earned on the achievement of certain performance-based goals as described above.

In February 2007, the Committee determined that Mr. Cooper earned 19,098 of these performance shares, 6,366 shares of which vested on that date and 6,366 of which will vest on each of January 1, 2007 and January 1, 2008.  At that time, the Committee also increased Mr. Cooper’s base salary for 2007 by 4.6% to $523,000.

Statement Regarding Option Practices

The Committee has not granted stock options to our executive officers since August 2005.  The Committee does not have any plan to award stock options to our executive officers in the future.

All stock options awards to our executive officers (including our Chief Executive Officer) prior to August 2005 were approved by the Committee, and all options to directors were approved by the disinterested members of the Board of Directors.  Options were granted at scheduled meetings of the Committee (or the Board of Directors), and the exercise price for these options was the closing price of our common stock on the date of the grant (i.e., the date of the Committee or Board of Directors meeting).  For non-executive officers, the Committee delegated to our Chief Executive Officer the authority to grant options consistent with our prior practices and policies to newly-hired employees with an exercise price on the date of the new employee’s commencement of employment.  The Committee also approved a pool of options for non-executive employees and delegated to our Chief Executive Officer the authority to designate the specific option award to non-executive employees from this pool of options approved by the Committee.

During 2006, the Committee granted stock options only in connection with non-executive employees acquired in our acquisitions.  In addition, pursuant to the previous approval by the Committee, employees with five years of tenure with us received 200 stock options on the fifth anniversary of the date of their employment.  This plan will be in effect until September 2007.  Other than stock options granted pursuant to this previously approved plan, the Committee does not have any plan to award stock options to non-executive employees in the future.

We did not have during the last fiscal year, and do not intend to have during the current fiscal year, any plan or practice to select or time option grant dates for executive officers in coordination with the release of material nonpublic information.

Employment Contracts and Severance Agreements

We have entered into employment agreements with each of our executive officers, including the Named Executive Officers.  Under each agreement, the executive officer receives an annual base salary, subject to annual increases at the discretion of the Committee of the Board of Directors not less than the annual cost of living increase percentage.  Each executive officer is entitled to receive an annual bonus at the discretion of the Committee based on our performance and the performance of the executive officer and to participate in equity plans and all other benefit programs generally available to our executive officers.  Under the terms of the employment and other agreements, we agree to indemnify each executive officer for certain liabilities arising from actions taken by the executive officer within the scope of employment.

Under the terms of the employment agreements, our executive officers have also agreed that during the term of their employment and for a term of twelve months thereafter (thirty-six months in the case of John R. Cooper, our Chairman and Chief Executive Officer, and eighteen months in the case of Doyle C. Weeks, our President and Chief Operating Officer), they will not compete against us, without our prior written consent.  The employment agreements prohibit an executive officer from engaging in any capacity in any business activity worldwide that is substantially similar to, or in direct competition with, any of the business activities of or services provided by us at the time of the executive officer’s termination.

Under the terms of the employment agreements, an executive officer’s employment may be terminated for any of the following reasons with the following benefits:

Voluntary Termination

The executive officer may voluntarily terminate (resign) employment.  In this case, the executive officer will receive only accrued salary, earned bonus, and other benefits earned through the date of termination.

Death

The estate of the executive officer will receive accrued salary, earned bonus, and other benefits earned through the date of death.

Termination upon Disability

We may terminate the executive officer’s employment for disability if, in the reasonable judgment of our Board of Directors, the executive officer has failed to perform the duties specified in the officer’s employment agreement on account of illness or physical or mental incapacity, and such illness or incapacity had continued for a period of more than six consecutive months.

Upon termination for disability, the executive officer is entitled to a bonus payment equal to the executive officer’s average annual bonus during the two years immediately preceding termination, accelerated vesting of any awards under any Avocent stock option, restricted stock, performance share, or other equity plans with all such awards treated as fully earned and accelerated, and continuation of medical and dental plan benefits for twelve months after the termination (twenty-four months in the case of Mr. Cooper and eighteen months in the case of Mr. Weeks).

Termination for Cause

We may terminate an executive officer’s employment “for cause.”  This includes termination by reason of acts of (i) willful dishonesty, fraud, or deliberate injury or attempted injury to us or (ii) the executive officer’s willful material breach of the employment agreement that has resulted in material injury to us.  In the case of a termination “for cause,” the executive officer will receive accrued salary, earned bonus, and other benefits earned through the date of termination, but no other benefits or severance compensation.

Termination Other Than for Cause

We may terminate an executive officer’s employment “other than for cause,” and the executive officer my terminate the employment if there is a  “constructive termination” of the executive officer’s employment by reason of a material breach by us of the officer’s employment agreement.

Upon termination “other than for cause,” the executive officer is entitled to severance compensation equal to the executive officer’s base salary at the rate payable at the time of termination for a period of twelve months following the date of termination (twenty-four months in the case of Mr. Cooper and eighteen months in the case of Mr. Weeks) and an amount equal to the executive officer’s average annual bonus during the two years immediately preceding his termination.  At the election of any executive officer, the officer may receive a lump sum severance amount equal to the present value of such severance payments (using a discount rate equal to the 90-day Treasury bill interest rate in effect on the date of delivery of such election notice).  Under the severance compensation provisions of the employment agreements and equity award agreements with our executive officers, our executive officers are also entitled, upon termination other than for cause, to accelerated vesting of any awards granted under any Avocent stock option, restricted stock, performance share, or other equity incentive plans with all such awards treated as fully earned and accelerated, and continuation of medical and dental plan benefits for a period of twelve (12) months after the date of termination (twenty-four months in the case of Mr. Cooper and eighteen months in the case of Mr. Weeks).

Termination Following a Change in Control

If a “change in control” of Avocent occurs, the executive officer may terminate his employment within six months, or we may terminate the executive officer’s employment within eighteen months after the change in control.  A “change in control” is deemed to occur if (i) any person acquires beneficial ownership of our securities entitling such person to exercise twenty-five percent (25%) or more of the combined voting power of our then outstanding stock, (ii) within any twenty-four (24) month period, individuals who were Directors at the beginning of any such period, together with any other Directors first elected as our Directors pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Directors in office immediately prior to any such election, cease to constitute a majority of our Board of Directors, or (iii) our stockholders approve any sale, lease, exchange, liquidation, or other transfer of all or substantially all of our assets or any consolidation or merger in which Avocent is not the continuing or surviving corporation or pursuant to which shares of our common stock would be converted into cash, securities or other property.

Upon termination following a “change in control,” the executive officer is entitled to the same severance benefits detailed under “Termination Other Than for Cause” above.

The following table provides information concerning the estimated payments and benefits that would be provided in the event of termination for disability, termination other than for cause, and termination following a change in control for each of the Named Executive Officers.  Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2006 (December 29, 2006).  There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct.

Named Executive Officer	Severance Payment(1)	Severance Bonus	Accelerated Vesting of Restricted Stock(2)	Continuation of Health Plans	Total
	($)	($)	($)	($)	($)
Mr. Cooper	1,000,000	240,619	1,485,067	16,844	2,742,530
Mr. Blankenship	240,000	69,686	356,677	10,289	676,652
Mr. Weeks	600,000	169,820	971,834	12,633	1,754,287
Mr. Perry	300,000	115,287	687,900	10,289	1,113,476
Mr. Mulligan	220,000	62,064	371,978	10,289	664,331

(1)          The amounts listed in this column are paid only in the event of termination other than for cause or termination following a change in control—not in the event of termination for disability.

(2)          The amounts listed in this column represent the value of each restricted stock award based on the closing price of $33.85 per share on NASDAQ on December 29, 2006.

Deductibility of Executive Compensation

The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which disallows a federal income tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and the four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m).  The Committee believes that the performance shares awarded to these executive officers in 2006 under the 2005 Equity Incentive Plan will meet the requirements for qualifying as performance-based under Section 162(m).  The incentive bonus awards and the vesting of any awards of restricted stock made in 2006 will not, however, qualify as performance-based under Section 162(m).  To the extent that, in any fiscal year, a Named Executive Officer’s base salary, incentive bonus award, and restricted stock vesting exceeds $1 million, the compensation will not be deductible by us for federal income tax purposes.  It is the Committee’s policy to qualify, to the extent reasonable, our executive officers’ compensation for deductibility under applicable tax law.  However, we may, from time to time, pay compensation to executive officers that may not be deductible.

Compensation Committee Interlocks and Insider Participation

During 2006, David P. Vieau (Chairman), Harold D. Copperman, and Edwin L. Harper served on our Compensation Committee.  During 2006, no member of our Compensation Committee was an officer or employee or formerly an officer of Avocent, and no member had any relationship that would require disclosure under Item 404 of Regulation S-K of the Securities Exchange Act of 1934.  None of our executive officers has served on the board of directors or the compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served on our Board or on our Compensation Committee.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Avocent Corporation Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2006.  Based on the review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Avocent’s Annual Report on Form 10-K and Proxy Statement for its 2007 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE

David P. Vieau, Chairman

Harold D. Copperman

Edwin L. Harper

Summary Compensation for 2006

The following table shows compensation for 2006 for the Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non- Equity Incentive Plan Compen- sation(4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation(5)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
John R. Cooper, Chairman of the Board and Chief Executive Officer	2006	500,000	200	883,362	180,516	616,964	—	6,600	2,187,642
Edward H. Blankenship, Senior Vice President and Chief Financial Officer	2006	240,000	200	230,872	51,081	177,103	—	6,600	705,856
Doyle C. Weeks, President and Chief Operating Officer	2006	400,000	200	597,270	—	342,991	—	6,600	1,347,061
C. David Perry, Executive Vice President and General Manager of Management Systems Division	2006	300,000	50,200	416,563	—	220,272	—	6,600	993,635
Eugene F. Mulligan, Senior Vice President of Global Operations	2006	220,000	200	237,906	—	161,981	—	247,557	867,644

(1)          The amounts listed in this column include an annual Christmas bonus of $200 for each Named Executive Officer and, in the case of Mr. Perry, a discretionary bonus of $50,000 awarded to him by the Compensation Committee for 2006.

(2)          The amounts listed in this column do not reflect compensation actually received by the Named Executive Officers.  Instead, the amounts listed are the compensation costs recognized by us in fiscal 2006 for restricted stock awards as determined pursuant to Statement of Financial Accounting Standards No. 123R (“SFAS 123R”).  The assumptions used to calculate the value of these equity awards are set forth under Notes 2 and 14 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2006 filed with the SEC on March 1, 2007.

(3)          The amounts listed in this column do not reflect compensation actually received by the Named Executive Officers.  Instead, the amounts listed are the compensation costs recognized by us in fiscal 2006 for option awards as determined pursuant to FAS 123R.  These compensation costs reflect option awards granted in 2002 with four-year vesting periods (and which were not accelerated when we accelerated the vesting of all outstanding options with an exercise price of $25.14 or more in December 2005).  The assumptions used to calculate the value of these option awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2002 filed with the SEC on March 27, 2003.

(4)          The amounts listed in this column represent bonuses awarded for 2006 (and paid in early 2007) under our incentive bonus program upon the Compensation Committee’s determination that the corporate and individual objectives and the performance-based operational revenue growth and earning per share growth metrics for 2006 were met as described in the “Incentive Bonuses” section above.

(5)          The amounts listed in this column represent employer contributions to Avocent’s 401(k) Retirement Plan for the Named Executive Officers and, in the case of Mr. Mulligan, relocation expenses of $240,957, consisting of $46,560 in travel and household moving expenses, $13,235 in temporary housing expenses for Mr. Mulligan and his family, $102,803 in expenses related to the sale of his former residence, $7,500 for a private club cancellation expense, and $70,858 in tax reimbursement attributable to the foregoing expenses.

Grants of Plan-Based Awards During 2006

The following table shows all plan-based awards granted to the named executive officers during 2006.

GRANTS OF PLAN-BASED AWARDS TABLE
	Grant	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Possible Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
Name	Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)	(#)		(#)	($/Sh)	($)
Mr. Cooper	2/1/06	500,000	750,000
	4/25/06					18,065	(5)			564,531
	4/25/06					25,807	(6)			806,469
	4/25/06			16,774	25,161					598,781
Mr. Blankenship	2/1/06	144,000	216,000
	4/25/06					1,935	(5)			60,469
	4/25/06					8,602	(6)			268,813
	4/25/06			5,591	8,387					201,198
Mr. Weeks	2/1/06	280,000	420,000
	4/25/06					9,355	(5)			292,344
	4/25/06					19,355	(6)			604,844
	4/25/06			12,581	18,872					447,594
Mr. Perry	2/1/06	180,000	270,000
	4/25/06					7,419	(5)			231,844
	4/25/06					12,903	(6)			403,219
	4/25/06			8,387	12,581					301,812
Mr. Mulligan	2/1/06	132,000	198,000
	4/25/06					2,387	(5)			74,594
	4/25/06					8,602	(6)			268,813
	4/25/06			5,591	8,387					201,198

(1)          The amounts listed in these two columns list the target and the maximum payout under our incentive program for 2006.  As described in the Compensation Discussion and Analysis, bonuses under this program are dependent on the achievement of both specified corporate-wide business and financial objectives and specified individual objectives for each Named Executive Officer.  The awards are further subject to the achievement of certain target minimum growth financial growth metrics or triggers.  All potential payouts under the incentive program are performance driven and completely at risk.  Therefore, there is no threshold payout, and the targeted payout is 100% of base salary for Mr. Cooper, 70% of base salary for Mr. Weeks, and 60% of base salary for the other Named Executive Officers.  With the financial multiplier, which has a range of zero to 150%, the maximum payout is 150% of base salary for Mr. Cooper, 105% of base salary for Mr. Weeks, and 90% of base salary for the other Named Executive Officers.  The actual bonuses paid to the Named Executive Officers under the incentive bonus program for 2006 are listed in the Summary Compensation Table.

(2)          The amounts listed in these two columns list the target and the maximum payout of performance shares awarded in 2006 under our 2005 Equity Incentive Plan.  As described in the Compensation Discussion and Analysis, performance share awards are only “earned” upon the achievement of certain target minimum financial growth metrics or triggers.  All potential payouts of shares under this program are performance driven and completely at risk.  Therefore, there is no threshold payout, and the targeted and maximum payouts are listed in these columns.  The performance shares earned by the Named Executive Officers under the payouts under the incentive bonus program for 2006 are as follows:

Named Executive Officer	Number of Performance Shares Earned in 2006
Mr. Cooper	19,098
Mr. Blankenship	6,366
Mr. Weeks	14,323
Mr. Perry	9,549
Mr. Mulligan	6,366

One-third of these awards vested when earned on February 2, 2007, and one-third will vest on each of January 1, 2008 and January 1, 2009.

(3)          These amounts listed in this column represent awards of restricted stock units.  Each award is subject to a Restricted Stock Agreement that provides for forfeiture in certain events, such as voluntary termination of employment, and full vesting upon certain events, including a termination other than for cause or termination following a change in control of Avocent.

(4)          The amounts listed in this column were calculated pursuant to FAS 123R.

(5)          These awards vest over two years, fifty percent on each of January 1, 2007 and January 1, 2008.

(6)          These awards vest over three years, one-third on each of January 1, 2007, January 1, 2008, and January 1, 2009.

Outstanding Equity Awards on December 31, 2006

The following table shows all outstanding equity awards held by the Named Executive Officers on December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
	(#)	(#)	(#)	($)		(#)		($)	(#)	($)
Mr. Cooper	40,000			52.44	9/18/2010
	130,000			21.56	2/22/2012
	112,500			27.25	3/7/2013
	75,000			40.98	2/5/2014
	28,000			26.14	6/30/2015
						18,065	(5)	611,500
						25,807	(6)	873,567
									19,098	646,433
Mr. Blankenship	25,000			15.46	7/25/2012
	10,000			27.25	3/7/2013
	10,000			40.98	2/5/2014
	5,000			28.96	8/19/2014
	3,000			26.14	6/30/2015
						1,935	(5)	65,500
						8,602	(6)	291,178
									6,366	215,455
Mr. Weeks	12,500			26.94	5/2/2010
	200,000			52.44	9/18/2010
	100,000			27.25	3/7/2013
	40,000			40.98	2/5/2014
						9,355	(5)	316,667
						19,355	(6)	655,167
									14,323	487,834
Mr. Perry	15,000			20.81	3/12/2011
	40,000			21.77	4/15/2012
	55,000			27.25	3/7/2013
	30,000			40.98	2/5/2014
	10,000			28.96	8/19/2014
	11,500			26.14	6/30/2015

				7,419	(5)	251,133
				12,903	(6)	436,767
							9,549	323,200
Mr. Mulligan	200	52.44	9/18/2010
	782	14.55	9/25/2011
	4,500	27.25	3/7/2013
	10,000	40.98	2/5/2014
	5,000	28.96	8/19/2014
	3,700	26.14	6/30/2015
				2,387	(5)	80,800
				8,602	(6)	291,178
							6,366	215,455

(1)          The options listed in this column are all vested for each Named Executive Officer.  In December 2005, we accelerated the vesting of all our options that were then outstanding and unvested with an exercise price of $25.00 or more per share, and any other options listed in the column have vested under the vesting terms of the original grant.

(2)          The amounts listed in this column represent the value of each restricted stock award based on the closing price of $33.85 per share on NASDAQ on December 29, 2006.

(3)          The amounts listed in this column represent the actual number of performance share awards that were unearned as of December 31, 2006, the last day of our fiscal year, but were subsequently determined as earned for 2006 by our Compensation Committee on February 2, 2007.  As noted in the Compensation Discussion and Analysis, one third of each award vested on that date, and one-third will vest on each of January 1, 2008 and January 1, 2009.  The target and maximum amounts for these performance shares awards for the Named Executive Officers are listed in the Grants of Plan Based Awards Table.

(4)          The amounts listed in this column represent the value of each performance share award based on the closing price of $33.85 per share on NASDAQ on December 29, 2006.

(5)          These awards vest over two years, one-half on each of January 1, 2007 and January 1, 2008.

(6)          These awards vest over three years, one-third on each of January 1, 2007, January 1, 2008, and January 1, 2009.

Option Exercises and Stock Vested in 2006

The following table shows all stock options exercised and the value realized upon exercise by certain Named Executive Officers during 2006.

Options Exercises and Stock Vested TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Mr. Cooper	0		0
Mr. Blankenship	6,000	124,830	0
Mr. Weeks	42,000	494,701	0
Mr. Perry	43,100	712,735	0
Mr. Mulligan	0		0

(1)          The amounts listed in this column are calculated by subtracting the aggregate exercise price of the options from the sale price of the common stock at the time of exercise.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our equity compensation plans as of December 31, 2006:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities reflected in Column (a))

Equity Compensation Plans Approved by Security Holders(1)	4,828,208	$28.97	4,266,268

Equity Compensation PlansNot Approved by Security Holders(2)	268,580	$41.93	0

Total(3)	5,096,788	$29.65	4,266,268

(1)          Column (a) includes only securities to be issued upon the exercise of outstanding options or rights under the Avocent Corporation 2000 Stock Option Plan, the Avocent Corporation 2003 Stock Option Plans, and the Avocent Corporation 2005 Equity Incentive Plan, which are described in the footnotes to our Financial Statements in our most recent Annual Report on Form 10-K filed with the SEC on March 1, 2007.

(2)          Column (a) includes only securities to be issued upon the exercise of outstanding options or rights under the Avocent Corporation 2000 Transition Stock Option Plan and the Avocent Corporation 2003 Inducement Plan, which are described in the footnotes to our Financial Statements in our most recent Annual Report on Form 10-K filed with the SEC on March 1, 2007.

(3)          Column (a) does not include securities to be issued under equity compensation plans assumed by us in connection with mergers and acquisitions and pursuant to which options remain outstanding, including the following:  the Apex Employee Stock Plan, the Cybex 1995 Employee Stock Option Plan, the Cybex 1998 Employee Stock Incentive Plan, the Cybex Outside Directors’ Stock Plan, the Equinox Systems Inc. 1988 Non-Qualified Stock Option Plan, the Equinox 1992 Non-Qualified Stock Option Plan, the Equinox 1993 Stock Option Plan, the Equinox Directors’ Stock Option Plan, the Equinox 2000 Directors’ Stock Option Plan, the 2C Computing, Inc. 2001 Stock Option Plan, the OSA Technologies, Inc. 2000 Stock Plan and the LANDesk Group Ltd 2002 Plan.  As of December 31, 2006, a total of 756,582 shares of Avocent Corporation common stock may be purchased pursuant to options outstanding under all such plans, at a weighted average exercise price of $16.16.  No further grants may be made under any of these plans.

(4)          Column (a) includes restricted stock units granted in 2006 under our 2005 Equity Incentive Plan and the performance share awards that were granted in 2006 and subsequently earned in February 2007 as detailed in the “Long-Term Incentive Compensation” section of the Compensation Discussion and Analysis.  As of December 31, 2006, a total of 966,711 shares of our common stock may be issued upon vesting, at a weighted average price of $0.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table indicates the number of shares of our common stock beneficially owned as of April 13, 2007 by (i) each person or entity known to be the beneficial owner of more than 5% of our outstanding stock, (ii) each of the executive officers listed in the Summary Compensation Table, (iii) each of our directors, and (iv) all directors and executive officers as a group.  Except as otherwise indicated, each person has sole investment and voting powers with respect to the shares shown as beneficially owned, subject to community property laws where applicable.  Ownership information is based upon information furnished by the respective individuals.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Barclays Global Investors, NA and Barclays Global Fund Advisors(2) 45 Fremont Street San Francisco, CA 94105	2,796,848	5.5%

Stephen F. Thornton(3)	669,306	1.3%

John R. Cooper(4)	442,705	*

Doyle C. Weeks(5)	364,604	*

C. David Perry(6)	181,231	*

Edward H. Blankenship (7)	61,567	*

Eugene F. Mulligan(8)	30,784	*

Harold D. Copperman(9)	52,571	*

Francis A. Dramis, Jr.(10)	17,571	*

Edwin L. Harper(11)	78,552	*

William H. McAleer(12)	58,571	*

David P. Vieau(13)	51,571	*

All executive officers and directors as a group (16 persons)(14)	3,062,801	5.75%

*                                         Less than one percent.

(1)                                  Unless otherwise indicated, each person or entity named below has an address in care of our principal executive offices located at 4991 Corporate Drive, Huntsville, Alabama 35805.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.  Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 13, 2007 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding the options but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.  The numbers reflected in the percentage ownership columns are based on 50,662,866 shares of our common stock outstanding.

(2)                                  Based solely on a Schedule 13G filed by Barclays Global Investors, NA with the Securities and Exchange Commission on January 23, 2007.

(3)                                  Includes (i) 160,436 shares owned directly by Mr. Thornton, (ii) 49,248 shares owned by his spouse, (iii) 70,422 shares held by the Thornton Family Limited Partnership, of which Mr. Thornton is a general partner and as to which he may be deemed to share voting and investment power, and (iv) 389,200 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 13, 2007.

(4)                                  Includes (i) 53,205 shares owned directly by Mr. Cooper, (ii) 4,000 shares held by Mr. Cooper in his Individual Retirement Account, and (iii) 385,500 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 13, 2007.

(5)                                  Includes (i) 12,104 shares owned directly by Mr. Weeks, and (ii) 352,500 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 13, 2007.

(6)                                  Includes (i) 19,731 shares owned directly by Mr. Perry, and (ii)  161,500 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 13, 2007.

(7)                                  Includes (i) 8,567 shares owned directly by Mr. Blankenship, and (ii) 53,000 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 13, 2007.

(8)                                  Includes (i) 6,602 shares owned directly by Mr. Mulligan, and (ii) 24,182 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 13, 2007.

(9)                                  Includes (i) 8,371 shares owned directly by Mr. Copperman, and (ii) 44,200 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 13, 2007.

(10)                            Includes (i) 3,371 shares owned directly by Mr. Dramis, and (ii) 14,200 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 13, 2007.

(11)                            Includes (i) 4,352 shares owned directly by Mr. Harper, (ii) 5,000 shares held by the Harper Family Investments, LLLP, and (iii) 69,200 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 13, 2007.

(12)                            Includes (i) 3,371 shares owned directly by Mr. McAleer, and (ii) 55,200 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 13, 2007.

(13)                            Includes (i) 7,371 shares owned directly by Mr. Vieau, and (ii) 44,200 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 13, 2007.

(14)                            Includes (i) 2,610,658 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 13, 2007, and (ii) 650 shares held by a family member of one of our other executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission and NASDAQ.  Such directors, executive officers, and ten-percent stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during fiscal 2006, our directors, executive officers, and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them except Douglas E. Pritchett, one of our executive officers, failed to timely report a sale of 600 shares on February 8, 2006 by an IRA account as to which he may be deemed to have voting and investment power.

OUR POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

The Audit Committee Charter requires that the members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules.  Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Avocent is a participant and in which any of the following persons has or will have a direct or indirect interest:

•                  an executive officer, director or director nominee of Avocent;

•                  any person who is known to be the beneficial owner of more than 5% of our common stock;

•                  any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock

•                  any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to whistleblower claims, conflicts of interest, and adherence to our Code of Conduct.  We will disclose all related party transactions in our applicable filings with the Securities and Exchange Commission as required under SEC rules

OTHER INFORMATION

Our 2007 Annual Report for the fiscal year ended December 31, 2006 will be mailed to the stockholders of record as of May 31, 2007 together with the mailing of this Proxy Statement.  Stockholders who do not receive a copy of the 2006 Annual Report with their Proxy Statement may obtain a copy from our website, www.Avocent.com, or by writing to or calling Samuel F. Saracino, Secretary, Avocent Corporation, 9911 Willows Road N.E., Redmond, Washington 98052.  His telephone number is (425) 861-5858.

OTHER MATTERS

We know of no other matters to be submitted for consideration by the stockholders at the annual meeting.  If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold.  You are therefore urged to execute and return, at your earliest convenience, the accompanying proxy card in the postage-prepaid envelope enclosed.  You may also submit your proxy over the Internet or by telephone.  For specific instructions, please refer to the information provided with your proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Samuel F. Saracino
Secretary

Huntsville, Alabama

April 24, 2007

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” EACH OF THE FOLLOWING PROPOSALS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS

Nominees:
William H. McAleer, David P. Vieau, and Doyle C. Weeks	2.	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.	FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR all nominees	WITHHOLD AUTHORITY
listed (except as marked	to vote for all
to the contrary)	nominees listed
☐	☐

I PLAN TO ATTEND THE MEETING	☐

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, WRITE THE NOMINEE’S NAME ON THE LINE BELOW.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE
VOTED IN THE MANNER DIRECTED HEREIN BY THE
UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS
MADE, THIS PROXY WILL BE VOTED FOR EACH
PROPOSAL LISTED, AND AS SAID PROXIES DEEM
ADVISABLE ON SUCH OTHER MATTERS AS MAY COME
BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature	Date

NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Ù FOLD AND DETACH HERE Ù

YOUR VOTE IS IMPORTANT!

THANK YOU FOR VOTING.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AVOCENT CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

JULY 26, 2007

The undersigned stockholder(s) of AVOCENT CORPORATION, a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 24, 2006, and hereby appoints John R. Cooper, Samuel F. Saracino, and Edward H. Blankenship, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of AVOCENT CORPORATION to be held on Thursday, July 26, 2007, at 4:00 p.m. Irish Time at Avocent’s International Corporate Offices located at Avocent House, Shannon Free Zone, Shannon, County Clare, Ireland, and at any adjournment or adjournments of the Annual Meeting, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side:

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

MEETING OF STOCKHOLDERS

JULY 26, 2007

4:00 p.m. Irish Time

Avocent House

Shannon Free Zone

Shannon

County Clare

Ireland

YOUR VOTE IS IMPORTANT!